UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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LEE ENTERPRISES, INCORPORATED

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MNG ENTERPRISES, INC.

MNG INVESTMENT HOLDINGS, LLC

STRATEGIC INVESTMENT OPPORTUNITIES LLC

ALDEN GLOBAL CAPITAL LLC

HEATH FREEMAN

COLLEEN BROWN

CARLOS SALAS

JOHN ZIESER

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On December 15, 2021, Strategic Investment Opportunities LLC (“Opportunities”) filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware with respect to Lee Enterprises, Incorporated’s rejection of Opportunities’ previously reported director nominees. A copy of the Complaint is attached hereto as Exhibit A and incorporated herein by reference.

On December 15, representatives of Alden Global Capital LLC distributed the Complaint to certain media outlets with the following message: Please see the attached lawsuit seeking to prevent Lee directors from denying stockholders a voice. Lee’s stockholder-unfriendly staggered board has exhibited all of the symptoms of severely entrenched leadership focused more on its own power than what’s best for the company — including adoption of unusual and improper bylaws designed to impede stockholder nominations to fill board seats, which the board has now used to purportedly invalidate the nomination of three independent directors, as well as an outright rejection of Alden’s offer without any attempt to engage.

Alden Global Capital LLC and certain affiliated entities intend to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the stockholders of Lee Enterprises, Incorporated for use at its 2022 annual meeting of stockholders. In accordance with Rule 14a-12(a)(1) under the Securities Exchange Act of 1934, as amended, the following persons are or may be deemed to be, participants in the proxy solicitation: MNG Enterprises, Inc., MNG Investment Holdings, LLC., Strategic Investment Opportunities LLC, Alden Global Capital LLC, Heath Freeman, Colleen B. Brown, Carlos P. Salas and John S. Zieser. Certain of the participants may be deemed to beneficially own 371,117 shares of common stock of Lee Enterprises, Incorporated. Additional information relating to the participants and their beneficial ownership of common stock of Lee Enterprises, Incorporated is contained in Alden Global Capital LLC’s statement on Schedule 13D initially filed with the SEC on January 29, 2020 (as it may be amended from time to time, including on June 10, 2020, November 23, 2021, November 29, 2021, and December 10, 2021, the “Alden Schedule 13D”) and will be set forth in the proxy statement and other materials filed with the SEC in connection with the solicitation of proxies by the participants.

INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE ALDEN SCHEDULE 13D. EXCEPT AS OTHERWISE DISCLOSED IN THE ALDEN SCHEDULE 13D, THE PARTICIPANTS HAVE NO INTEREST IN LEE ENTERPRISES, INCORPORATED OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF LEE ENTERPRISES, INCORPORATED, AS DISCLOSED IN THE ALDEN SCHEDULE 13D.

ALL STOCKHOLDERS OF LEE ENTERPRISES, INCORPORATED ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF LEE ENTERPRISES, INCORPORATED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF LEE ENTERPRISES, INCORPORATED AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

Exhibit A

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

STRATEGIC INVESTMENT
OPPORTUNITIES LLC,

Plaintiff,

v.

LEE ENTERPRISES, INCORPORATED, MARY E. JUNCK, STEVEN FLETCHER, MARGARET R. LIBERMAN, BRENT MAGID, HERBERT W. MOLONEY, KEVIN D. MOWBRAY, DAVID PEARSON and GREGORY P. SCHERMER,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 2021-____-___

VERIFIED COMPLAINT

Plaintiff Strategic Investment Opportunities LLC (“Opportunities”), by and through its undersigned attorneys, brings this Verified Complaint against Defendants Lee Enterprises, Incorporated (“Lee” or the “Company”) and Mary E. Junck, Steven Fletcher, Margaret R. Liberman, Brent Magid, Herbert W. Moloney, Kevin D. Mowbray, David Pearson and Gregory P. Schermer (the “Director Defendants” and together with the Company, “Defendants”), and alleges upon knowledge as to itself, and upon information and belief as to all other matters, as follows:

INTRODUCTION

1. This dispute arises from adoption by the Company’s board of directors (the “Board”) of advance notice provisions that illegitimately infringed on the stockholder franchise when the Board approved the Second Amended and Restated By-Laws of the Company (the “Bylaws”) in 2019, and Defendants’ use of those same provisions to justify the improper rejection of a valid director nomination provided by a stockholder of record of a slate of three independent director nominees. The Company has breached the Bylaws and the Director Defendants have breached the fiduciary duties they owe to Opportunities in an effort to prevent the stockholders from having a say on Lee’s future through the election of directors at the Company’s next annual meeting (the “2022 Annual Meeting”). The Defendants’ conduct thereby entrenches the Board at the expense of stockholders’ rights.

2. The unusual Bylaw provision at issue only permits a stockholder of record (rather than a beneficial owner, as is the case with almost all listed companies) to request the form of questionnaire and written representation and agreement required of nominees (the “Forms”), and (b) allows the Company’s Secretary up to 10 days to respond to the request.

3. Opportunities is a well-established stockholder of Lee and as of November 2021, was beneficial owner of approximately 6.3% of the Company’s common stock. It is affiliated with Alden Global Capital, LLC (“Alden”), a significant investor in American newspapers.

4. On Monday, November 22, 2021, Alden proposed to acquire Lee, which is a provider of local news, information and advertising in 26 states, for $24.00 per share, representing a substantial 30% premium over its closing share price of $18.49 on Friday, November 19, 2021 (the last trading day prior to the public announcement of Alden’s bid). While Alden’s proposal represented a significant premium for stockholders, it was designed to be a preliminary proposal, with the goal of opening a dialogue to engage constructively with the Company.

5. Opportunities also believed that it was necessary to provide a platform for the Company’s stockholders to have their voices heard should the Board fail to summarily reject Alden’s offer or engage with Alden (which is, unfortunately, precisely what occurred). Heightening concerns that the Board would not engage, Lee has a classified Board, and two of the three Director Defendants whose terms will expire in 2022 – Ms. Junck, the Chairman, and Mr. Moloney – have each been on the Board for two or more decades, and two of the three – Ms. Junck and Mr. Mowbray – are long-time Company insiders and have every reason to maintain the status quo and their lucrative corporate positions.

6. Accordingly, on, Monday, November 22, Opportunities wrote the Company to request that Lee’s Secretary provide the form of questionnaire and representations and agreements (collectively, the “Forms”) required of nominees under the Company’s Bylaws (the “Request Letter”), in order for it to nominate candidates for the three Board seats that will be up for election at the 2022 Annual Meeting.

7. The Company sent a letter to Opportunities the following day, advising that the Company would not provide the Forms to Opportunities. The letter asserted that Opportunities’ request was “unreasonable” and citing a Bylaw provision that only permits stockholders of record to request such Forms as well as time constraints. However, belying any time constraints, on the next day, Wednesday, November 24, 2021, the Company had time to prepare, and Director Defendants had time to adopt, a poison pill expressly aimed at Alden’s proposal.

8. On Friday, November 26, 2021, Opportunities—through Cede & Co., the holder of record of the Company stock for which Opportunities is the beneficial owner—timely submitted a notice of nomination (the “Nomination Notice”) of three directors to the Company’s Board, providing all information and representations of the nominees and Opportunities, as beneficial owner, required under the Bylaws.

9. One week later, on Friday, December 3, 2021, the Company rejected the Nomination Notice, advising Opportunities that it was relying on two principal theories as the basis for such rejection: (1) while Cede & Co., as record holder for the shares beneficially owned by Opportunities, was the proper entity to submit the Nomination Notice, Cede & Co. did not, itself, comply with certain of the nomination requirements under the Bylaws; and therefore the Nomination Notice was invalid; and (2) regardless of the substance of the information conveyed in the Nomination Notice—including whether it fully complied with the requirements of the Bylaws—certain of such information was not submitted on the Company’s own Forms, and therefore it was invalid. Indeed, the Company did not even point to any substantive information missing from the questionnaires submitted with the Nomination Notice.

10. Then, on Thursday, December 9, 2021, consistent with the concerns that had prompted the board nominations, the Company rejected Alden’s proposal without engaging with either Alden or Opportunities. The Board’s refusal to engage is consistent with its wrongful and baseless refusal to provide the Forms and subsequent rejection of Opportunities’ Nominations Notice.

11. Indeed, the Defendants had no legitimate reason to reject the Nomination Notice, and their actions smack of unlawful entrenchment. In doing so, the Company both ignored the plain terms of the Bylaws and attempted to impose heightened standards and obligations on Opportunities, weaponizing its unusually restrictive advance notice provisions, particularly the requirement that only a stockholder of record can request Forms and that upon such request the Secretary has 10 days to provide the Forms.

12. The Company’s conduct is in breach of the Bylaws, and the Director Defendants have breached their fiduciary duties of good faith and loyalty under Delaware law.

13. Upon information and belief, the 2022 Annual Meeting will likely occur in February 2022; thus, Plaintiff therefore is left with no recourse but to seek prompt judicial enforcement of Opportunities’ rights.

FACTUAL BACKGROUND

A.	The Parties and Relevant Non-Parties

14. Plaintiff Strategic Investment Opportunities LLC is a Delaware limited liability company that is an affiliate of non-party Alden Global Capital LLC. Opportunities is the beneficial owner of 371,117 shares of common stock of LEE, with Cede & Co. serving as holder of record. As of December 3, 2021, Opportunities held 1,000 of those shares as record holder.

15. Defendant Lee Enterprises, Incorporated is a Delaware corporation that trades on NASDAQ under the ticker “LEE.”

16. Defendant Mary E. Junck has served as a Director of the Company since 1999 and as Chairman since February 2019. She joined Lee in 1999 as Executive Vice President and Chief Operating Officer and served as President from 2000 to 2016, and Chief Executive Officer (“CEO”) from 2001 to 2016. Ms. Junck’s Board term will expire in 2022.

17. Defendant Steven Fletcher has served as a Director of the Company since 2020.

18. Defendant Margaret R. Liberman has served as a Director of the Company since 2019.

19. Defendant Brent Magid has served as a Director of the Company since 2010.

20. Defendant Herbert W. Moloney has served as a Director of the Company since 2001.

21. Defendant Kevin D. Mowbray has served as a Director of the Company since 2016 and became the Company’s President and CEO in February 2016, after serving as the Company’s Chief Operating Officer from 2013 to 2016.

22. Defendant David Pearson has served as a Director of the Company since 2020.

23. Defendant Gregory P. Schermer has served as a Director of the Company since 1999. Prior to his retirement in 2016, Mr. Schermer held several senior roles at the Company, including Vice President-Strategy of the Company (2012 to 2016), Vice President-Interactive Media (2006 to 2012), and Corporate Counsel (1989 to 2006).

24. As set forth in Article Sixth of Lee’s Amended and Restated Certificate of Incorporation, the Company has a classified board, “divided into three classes as nearly equal in number as possible.” The terms of Ms. Junck, Mr. Moloney and Mr. Mowbray will expire at the 2022 Annual Meeting.

25. Non-party Alden Global Capital LLC, a Delaware limited liability company, is an affiliate of Opportunities.

26. Non-Party Cede & Co. is the nominee for the Depository Trust Company and is the holder of record for the vast majority of publicly traded shares in the United States.1 As of Friday, November 26, 2021, the date that nominations were submitted, Cede & Co. was holder of record for 371,117 shares of the Company’s common stock on behalf of Opportunities, as beneficial owner.

27. Non-parties Colleen B. Brown, Carlos P. Salsas, and John S. Zieser (collectively, the “Nominees”) are Plaintiff’s nominees to the Company’s Board, as set forth in the Nomination Notice.

B.	The Board’s 2019 Amendment of the Company’s Bylaws Places Obstacles around Stockholder Nominations and Solidifies the Director Defendants’ Control over the Company.

28. On June 26, 2019, the Board adopted and approved, effective immediately, Bylaws which, among other things, implement advance notice

[1]

In 2007, the SEC estimated that at least 85% of exchange-traded shares were in “street name,” with most shares deposited with Cede. See Roundtable on Proxy Voting Mechanics (SEC) (May 23, 2007), https://www.sec.gov/spotlight/ proxyprocess/proxyvotingbrief.htm.

bylaws regarding the nomination of directors by stockholders. While such advance notice provisions may purport to facilitate orderly election contests and provide the Company with time to respond to stockholder nominations, certain of the provisions adopted by the Board are substantially more burdensome than those adopted by other public companies and have no justification other than to place obstacles around stockholder nominations.

29. It is a sign of the Company’s poor performance on corporate governance metrics when it has a classified board in place, along with its other structural defenses.2 It is therefore a red flag as to whether a board’s motivations are legitimate when a classified board, such as Lee’s, adopts bylaws that deviate far from the norm.

30. The Bylaws replaced almost entirely Article II of the Amended and Restated Bylaws effective as of February 22, 2017 (the “2017 Bylaws”), governing stockholders’ meetings and, in particular under Section 2, Nomination of Directors and Other Business.

[2]

According to Proxy Advisor Glass Lewis, empirical studies have shown: “(i) staggered boards are associated with a reduction in a firm’s valuation; and (ii) in the context of hostile takeovers, staggered boards operate as a takeover defense, which entrenches management, discourages potential acquirers, and delivers a lower return to target shareholders.” 2021 Guidelines: United States at 21 (2020), https://www.glasslewis.com/wp-content/uploads/2020/11/US-Voting-Guidelines-GL.pdf. Proxy Advisor ISS likewise views classified boards as amongst the “most adverse” corporate governance provisions. Americas: Proxy Voting Guidelines Updates for 2022 (Dec. 7, 2021), https://www.issgovernance.com/file/policy/ latest/updates/Americas-Policy-Updates.pdf.

31. Regarding nominations by stockholders, Section 2(a) of Article II of the 2017 Bylaws provided in pertinent part:

Nominations of persons for election as directors may be made at a meeting of stockholders only ... by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2. Any such nomination, … shall be made pursuant to timely notice in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors.

Section 2(a) of the 2017 Bylaws further required the nominating stockholder to furnish six categories of information and for nominees to “furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as director.” Section 2(a) of the 2017 Bylaws does not require that the nominating stockholder be a holder of record.

32. The Bylaws adopted in 2019 imposed numerous new and expansive requirements, including that (a) the nominating stockholder now be “a stockholder of record at the time such notice is delivered to the Secretary of the [Company] . . . , on the record date for the determination of stockholders of the [Company] entitled to vote at the meeting, and at the time of the meeting,” Art. II § 2(a); and (b) that the nominating stockholder, the “Holder,”3 and each nominee provide multiple categories of information, written representations and agreements, and completed questionnaires, as set forth in subparagraphs (1), (3) and (4) of Article II, Section 2(a). For perspective, while Section 2 of Article II of the 2017 Bylaws is about one page in length, in the 2019 Bylaws it expanded to more than six pages.

[3]	“Holder” is defined in the Bylaws to include the nominating stockholder and any beneficial owner on whose behalf the nomination is made. Art. II § 2(b)(1).

33. In subparagraph (3), which concerns information to be provided by Holders, the Company recognizes that the Holders may be distinct from, or additional to, the stockholder of record, and seeks representations accordingly:

3. as to the Holders, set forth … (v) a representation by the Noticing Stockholder that the Noticing Stockholder is a stockholder of record of the Corporation entitled to vote at the meeting …, (vi) a representation as to whether any Holder intends or is part of a group which intends to (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding shares of the Corporation required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies from stockholders of the Corporation in support of such proposal or nomination, (vii) a certification regarding whether each Holder has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation and such Holder’s acts or omissions as a stockholder of the Corporation and (viii) the Noticing Stockholder’s representation as to the accuracy of the information set forth in the notice.

34. Of critical importance here, while certain information that must be provided regarding the nominees is listed in subparagraphs (1) and (4), the referenced questionnaire and written representation and agreements of the nominees must be “in the form to be provided by the Secretary upon written request of any stockholder of record within 10 days of such request.” Art. II § 2(a)(4) (emphasis added) (the “Questionnaire Notice Requirement”).

35. The Questionnaire Notice Requirement that only a stockholder of record (rather than a beneficial owner) can request a nomination questionnaire is extremely rare and found in the bylaws of less than 3% of listed companies. The Questionnaire Notice Requirement is also unusually burdensome, because it effectively shortens the window in which a stockholder can nominate and gives the Company “notice of a notice.” This timing is a function of the fact that Cede & Co. is the record holder of most exchange-traded shares, and it may take a week to ten days for an investor to move shares from street name to record name, and then the Company would have another ten days to provide the questionnaire from the receipt of the request. Depending on the timing of the nomination window (under some circumstances, it may be as short as ten days), the stockholder would not have time to nominate assuming the Company took the allotted 10 days to provide questionnaires.

36. The Questionnaire Notice Requirement is also troubling because it serves no purpose other than to suppress nominations. There is no reason to prohibit the beneficial owner from requesting forms when the Company separately requires that only a stockholder of record may submit a nomination notice. A beneficial owner should be allowed to take the preparatory steps in furtherance of seeking to nominate director candidates regardless of whether they hold shares in record name as of the time of requesting the required nominee forms. Further, such a requirement allows for gamesmanship, by giving the Company ten days in which it can alter its standard questionnaire and impose heightened requirements. The 10-day window is also unnecessary; should a standard questionnaire be inadequate, under the Bylaws the Company may request, and the Holder or nominee must provide, “such other information as may be reasonably required to determine (i) the eligibility of a proposed nominee to serve as a director of the Corporation.” Art. II § 2(a)(4).

37. Under the terms of the Bylaws, the deadline to submit nominations for the 2022 Annual Meeting was November 26, 2021. See Art. II § 2(c) (to be timely under the Bylaws, a stockholder’s notice of nomination “must be delivered to the Secretary at the principal executive offices of the Corporation in writing not later than the Close of Business . . . on the 90th day nor earlier than the Close of Business on the 120th day prior to the first anniversary of the preceding year’s annual meeting”).

C.	Opportunities Seeks to Nominate Three Directors to the Board.

38. Opportunities has been a beneficial owner of Company common stock since January 2020. On January 29, 2020, it jointly filed with Alden and certain other affiliates a Schedule 13D disclosing a 5.9% ownership interest in Lee.

39. On Monday, November 22, 2021, Alden sent a letter to the Board, with a non-binding indicative proposal to acquire the Company for $24.00 per share (the “Offer Letter”). This proposal represented an approximately 30% premium to Lee’s closing share price of $18.49 on Friday, November 19, 2021 (the last trading day prior to the public announcement of Alden’s bid). On the same day, Alden issued a press release that included a copy of the Offer Letter, which was attached as an exhibit to an amended Schedule 13D filed on November 23, 2021.

40. Opportunities believed it necessary to provide a platform for stockholders to have their voices heard should the Board fail to engage with Alden or Opportunities or summarily reject the offer. These concerns that the Board would be recalcitrant regarding Alden’s proposal were bolstered by the fact that Lee has a classified Board and two of the three Director Defendants whose terms would expire in 2022 – Ms. Junck and Mr. Moloney – have each been on the Board for two or more decades. Even more concerning, Ms. Junck, the Chairman, and Mr. Mowbray, the CEO, are long-time Company insiders and have every reason to maintain the status quo and their lucrative corporate positions.

41. Thus, Opportunities sought to put forth three director nominees for the Board, to be voted on at Lee’s 2022 Annual Meeting. Accordingly, also on Monday, November 22, 2021, in preparation for the submission of Opportunities’ Nominees, Opportunities sent the Request Letter, requesting in writing the Forms, as purportedly required pursuant to Article II, Sections 2(b)(1) and (4) of the Bylaws.

42. By letter sent the following day, Tuesday, November 23, the Company advised that it was refusing to provide either of the Forms (the “November 23 Letter”). While these Forms were presumably easily-accessible and the Company could have promptly sent them to Opportunities, Lee’s Secretary and General Counsel, C. Dana Waterman III, claimed that Opportunities’ request was “unreasonable on its face.” Id. This excuse quickly proved pre-textual, however, as the November 23 Letter pivoted from blaming time constraints for Lee’s inability to provide the purported required Forms, to contesting Opportunities’ stock ownership. Id.

43. Principally among the alleged deficiencies claimed in the November 23 Letter was that the Request Letter was sent by Opportunities—the beneficial owner—rather than the record holder, Cede & Co., and did not comply with the Questionnaire Notice Requirement:

While your client’s correspondence to me identifies Opportunities as “a stockholder of the Company (including as a beneficial owner through providing instructions to The Depository Trust Company),” it does not identify Opportunities as a stockholder of record. After receiving your request, the Company also reviewed the Company’s list of registered holders and confirmed that Opportunities was not a stockholder of record of the Company at that time. Accordingly, your client’s request for these materials is denied.

Id. at 2 (emphasis added).

D.	The Poison Pill

44. On Wednesday, November 24, the Company announced that the Board had unanimously adopted a rights plan in response to Alden’s proposal. The poison pill will be activated if any person (or any persons acting as a group) acquires 10% (or 20% in the case of certain passive investors) or more of the Company’s outstanding common stock, and expires on November 23, 2022.

45. Thus, within a 48-hour period, notwithstanding the claimed time constraints asserted by the Company in the November 23 Letter, the Director Defendants had time to meet, review, and approve and implement a poison pill, further undermining the Company’s assertion in the November 23 Letter that Opportunities’ mere request to send the Forms was a facially “unreasonable” demand.

E.	The Nomination Notice

46. On Friday, November 26, Cede & Co., in its role as record holder, sent a letter to the Secretary of the Company on behalf of Opportunities enclosing Opportunities’ Nomination Notice for the nominations of three independent director candidates, Colleen B. Brown, Carlos P. Salsas, and John S. Zieser.

47. A physical copy of the Nomination Notice was delivered to the Company’s headquarters in Iowa on Friday, November 26, 2021. At the headquarters, notwithstanding that it was the nomination deadline, signs on the door indicated that the offices were “Closed for the Holiday” and that Lee’s “office will be closed beginning at noon on Wednesday November 24th and reopen Monday November 29th.” The courier delivering the Nomination Notice left the physical copy outside of Lee’s headquarters, and Opportunities emailed a copy of a photograph evidencing delivery to Mr. Waterman. The same day, Opportunities also separately provided copies of the Nomination Notice to the Company, by fax and by email.

48. The Nomination Notice set forth in detail the qualifications and biographies of each of the Nominees, and the rationale for each Nominees’ nomination, and provided all of the information required under Article II, Section 2(a) the Bylaws, including:

•	Confirming that each Nominee is a citizen of the United States of America.

•	Identifying the primary residential and business addresses for the Nominees.

•

Confirming that none of the Nominees, directly or indirectly, owns beneficially and/or of record, any shares of the Company, and none of the Nominees has entered into any transactions in the shares of the Company during the past two years.

•

Confirming that each of the Nominees may be deemed to be a member of a “group” with the other Participants for the purposes of Section 13(d)(3) of the Exchange Act, and such group may be deemed to beneficially own the 371,117 shares of Common Stock beneficially owned in the aggregate by all of the Participants.

•

Confirming that each of the Nominees has consented to being named as a Nominee in this Notice, being named as a Nominee in any proxy statement filed by Opportunities or its affiliates in connection with the Solicitation (as defined below) and to serving as a director of the Company if elected. The Consents were attached as Exhibit B to the Nomination Notice.

•	Identifying a power of attorney executed by each of the Nominees.

•	Identifying that the Participants entered into a Joint Filing and Solicitation Agreement, dated November 26, 2021, and setting forth the terms.

•

Confirming the belief that each Nominee presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of the applicable NASDAQ listing standards and pursuant to Section 301 of the Sarbanes-Oxley Act of 2002.

•	Making additional required disclosures.

Nomination Notice at 3-7.

49. Additionally, the Nomination Notice attached as exhibits: (i) notarized letters signed by each Nominee, stating their intention to serve as a director for the full term of the class, if elected, and consenting to being named as a nominee for director in a proxy statement relating to such election; and (ii) comprehensive and customary director questionnaires completed and signed by each Nominee, which were in a form substantially similar in scope to the form of questionnaires commonly used in board of director nominations and disclosures. Id. at Exhibit C.

50. Because the Company had refused to provide its form of questionnaire, each of the Nominees completed a questionnaire based off of a form of questionnaire that was provided in a similar situation by the secretary of a publicly-traded newspaper publisher.

51. The Nomination Notice also contained Opportunities’ representations required under Article II, Section 2(b)(3)(v)-(vii) of the Bylaws as Holder, as defined in the Bylaws, including that it is the beneficial owner of the shares and will continue to be a beneficial owner through the 2022 Annual Meeting, and simultaneously identified Cede & Co. as the record holder. Id. at 13.

52. In addition to the detailed and extensive information provided with respect to the Nominees, the Nomination Notice offered to provide additional information, as contemplated by the Bylaws, if the Company required such additive information in order to determine the eligibility of any nominee:

We note that the Bylaws provide a mechanism following the delivery of this Notice by which the Company may reasonably request other information of the Nominees in order to “determine (i) the eligibility of a proposed nominee to serve as a director of the [Company] and (ii) whether such nominee qualifies as an ‘independent director’ or ‘audit committee financial expert’ under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the [Company].” The Nominees would endeavor to promptly complete, sign and deliver to the Company the Company Questionnaire and the Company Representation and Agreement should the Company provide such form and request they be completed by the Nominees subsequent to the delivery of this Notice.

Id. at 2 (emphasis added).

F.	The Company’s Purported Rejection of the Nomination Notice

53. On Friday, December 3, 2021, the Company responded by letter, rejecting the Nomination Notice for alleged procedural deficiencies (the “December 3 Letter”). The December 3 Letter asserts two main reasons for its rejection of the Nomination Notice. First, the Company claimed that, notwithstanding that Cede & Co. had submitted the Nomination Notice, the Nomination Notice was de facto improper because Opportunities—the beneficial owner—was not also the record holder. Id. at 1-4 (“Cede & Co. was the record holder of the shares that Opportunities beneficially owned, but Cede & Co. did not make the nominations.”). In other words, under the Company’s interpretation of the Bylaws, no beneficial owner could validly nominate a director when Cede & Co. was the record holder, although such nominations are routinely made through Cede & Co., as Opportunities did here.

54. Second, the Company argued that because the Nomination Notice does not use the precise form of questionnaire or written representation and agreement that Lee claims is required, the Nomination Notice is not valid, despite the fact that the Company refused to provide the Forms upon request and Opportunities provided what it reasonably believed to be all of the information required under the Bylaws, including a comprehensive and customary form of director questionnaire together with an undertaking to provide additive information, including the Company’s Forms when and if provided by the Company. See id. at 5-7. Yet the Forms that Lee chides Opportunities for not using were the very Forms that Lee refused to provide on November 23 following Opportunities’ written request on November 22, Forms that presumably were easily-accessible and which the Company could have promptly sent to Opportunities.

55. Moreover, and critically, the December 3 Letter identifies no substantive information regarding the Nominees that was omitted from the Nomination Notice, relying instead on a form-over-substance pre-text to reject the Notice.

56. Further, as predicted, , the Company failed to engage with Alden with respect to the proposal, and on Thursday, December 9, 2021, issued a press release announcing that the Board had rejected the proposal.

G.	The Company’s Rejection of the Nomination Notice Was Improper

57. Rather than neutrally enforcing a standard notice and information provision, the Defendants have improperly rejected the Nomination Notice and impeded Opportunities ability to comply with the purported obligations under the Bylaws. Lee’s position cannot be reconciled with the plain language of the Company’s Bylaws or bedrock Delaware law.

i.	Lee Wrongfully Purports to Impose Requirements Excluding Beneficial Owners from Nominating Directors through Cede & Co.

58. The Company’s response to the Nomination Notice has been to read the procedural requirements for submission of a director nomination—to be made by the record holder—as a substantive requirement, namely that only a dual record and beneficial holder can validly nominate a director of the Board.

59. In the December 3 Letter, the Company asserts that the Nomination Notice was defective because it was not made “by any stockholder of the Corporation entitled to vote at the meeting who complies with the notice procedures set forth in this Section 2 and who is a stockholder of record.” But Lee concedes, as it must, that the record holder for the Company stock held by Opportunities—Cede & Co.—did, in fact, submit the director nomination pursuant to Article II, Section 2(a) of the Bylaws. See, e.g., December 3 Letter at 3 (“The Cede Letter further indicated that Cede & Co. delivered the purported nomination notice by Opportunities at the request of [JP Morgan Securities LLC] and on behalf of Opportunities.” (Emphasis in original)). Rather than acknowledging that Opportunities complied with the plain terms of the Bylaws, Lee has attempted to impose an additional obligation, not supported by the Bylaws: the record holder and beneficial owner must be the same party in order for the stockholder to avail itself of its rights under Section 2(a). See id. at 4; see also Bylaws, Art. II § 2(a).

60. Opportunities complied with the plain terms of the Bylaws. Cede & Co., as the record holder, timely submitted the director nominations and identified both its role and Opportunities’ status as beneficial owner, as required under the Bylaws. See Bylaws, Art. II § 2(b)(3)(i) (requiring the Noticing Stockholder to set forth “the name and address of the Noticing Stockholder as they appear on the Corporation’s books”). Section 2(a) does not impose any requirement that the noticing stockholder also be the beneficial owner, and therefore Lee improperly rejected the Nomination Notice.

61. Moreover, even if the Company’s novel theory that any divergence between the record holder and the beneficial owner eliminates a stockholder’s right to nominate a director to the Board finds textual support in the Bylaws (which it does not), this restriction on stockholder rights stands at odds with decades of settled Delaware law and practice. Record holders, as Cede & Co. did here, frequently act on behalf of the beneficial owners in various contexts within Delaware law. For example, record holders typically will submit appraisal demands on behalf of beneficial owners. See In re Appraisal of Ancestry.com, Inc., 2015 WL 66825, at *8 (Del. Ch. Jan. 5, 2015); In re Appraisal of Dell Inc., 2015 WL 4313206, at *9 (Del. Ch. July 13, 2015 revised July 30, 2015) (Cede & Co., as record holder of common stock of Dell Inc., made appraisal demands on behalf of petitioners who were beneficial owners).

62. Cede & Co. routinely submits director nominations on behalf of beneficial owners, as is clear from Cede & Co.’s submission of the Nomination Notice to Lee. The Company’s interpretation of the Bylaws would impose restrictions on stockholders that cannot be reconciled with well-established practice and that serve no legitimate corporate purpose.

ii.	The Company Cannot Claim a Failure to Comply with the Bylaws when It Refused to Provide the Forms to Opportunities.

63. As a secondary basis for rejecting the Nomination Notice, the Company contends that the failure to use Lee’s Forms automatically renders the nominations invalid, without regard to the sufficiency of the information conveyed in the Nomination Notice. December 3 Letter at 6 (“[A] condition for submitting a compliant nomination notice—the provision of a written questionnaire and written representation and agreement in the form provided by the Secretary upon request by a stockholder of record—has not been met, and this failure alone renders the Notice Materials and any purported nomination thereunder invalid under the Bylaws.” (Emphasis added)).

64. This elevation of form over substance is out of step with Delaware law, and does nothing to advance corporate interests. To the contrary, like the Company’s proffered interpretation of Article II, Section 2(a), it serves little purpose beyond entrenching the Director Defendants, who already have the benefit of a classified board, and shielding them from facing the stockholders at the ballot box in a free and open contest.

65. Notably, in the December 3 Letter, the Company did not identify any information, or category of information, required to be provided by a prospective Board nominee that was not included in the Nomination Notice and attached questionnaires. Nor did the Company identify any unique features of its Forms that would warrant making such forms mandatory for any director nomination.

66. Instead, the Company has relied on the Questionnaire Notice Requirement, with its requirement that a stockholder of record request the Forms, and 10-day period in which the Company may respond, to justify its refusal to provide such forms. However, the Questionnaire Notice Requirement serves no purpose other than to make more procedurally difficult and/or thwart director nominations by stockholders.

67. In the December 3 Letter, the Company effectively conceded that the Questionnaire Notice Requirement can easily be manipulated to exclude director nominations by a stockholder, writing that “the Bylaws permit the Secretary up to 10 days to deliver the form of the Company’s questionnaire to a stockholder of record upon a valid request, which, among other things, provides the Company with time to consider supplementing the questionnaire as needed to account for circumstances at the time.” Id. at 6-7 (emphasis added). But a questionnaire that the Company modifies on an ad hoc basis, “as needed to account for circumstances at the time”—presumably tailored to any specific stockholder’s nomination—is not a “form” questionnaire, in any sense of the term, nor necessary, because the Company has the right to seek “any such other information as it may reasonably request,” see Bylaws, Art. II § 2(b)(3), and Opportunities specifically agreed to provide any such information upon the request of the Company.

68. The Questionnaire Notice Requirement can be a tool for precluding stockholder nominations outright under certain circumstances and timeframes set forth under the Bylaws. For example, if the Company were to set a date for the annual meeting that is either more than 30 days before or 70 days after the one-year anniversary of the preceding year’s annual meeting date, then an immediate ten-day nomination deadline would be triggered for stockholder nominations under the Bylaws. Under these circumstances, even if a stockholder of record were to submit the written request for the Forms on the same date as the first public announcement of the date of the annual meeting, the Company could refuse to provide them until the very last day of the ten-day nomination period. The

Questionnaire Notice Requirement should not be a tool for implementing procedural obstacles to stockholder nominations. Moreover, under this timing, the stockholder would not have time to move shares from Cede & Co. to the beneficial owner’s name, a purported prerequisite as shown by the facts here under the Defendants’ interpretation of the Bylaws.

69. Just as concerning, ad hoc “forms” that can easily be modified at the whims of Company management and the Board to serve individuals’ goals and priorities, rather than to benefit the Company as a whole, have no legitimate corporate purpose.

70. The type of manipulation that the Questionnaire Notice Requirement can breed is also apparent in the Company’s November 22 Letter refusing to provide the requested Forms. Lee gave no meaningful explanation for the refusal to provide them, rather the Company simply claimed that the request was “unreasonable on its face.” November 22 Letter at 1. Standard forms that are maintained on the Company’s servers should be easy to locate and send, and under no circumstances should such a request be “unreasonable on its face.” Only if these Forms do not exist, or would be substantially revised before sending to Opportunities, would a claim of delay make sense; alternatively, the Company was purposefully withholding the Forms to manufacture an objection to the eventual Nomination Notice. In either event, the Company’s actions, which Defendants have justified through the Questionnaire Notice Requirement, were an improper attempt to avoid legitimate director nominations.

71. Despite the Company’s refusal to provide the Forms, the Nomination Notice included completed questionnaires and representations and agreements satisfying all of the substantive requirements in the Bylaws, for the Nominees. See Nomination Notice at Ex. C. Each Nominee completed and submitted a comprehensive and customary written questionnaire that is substantially similar in scope to forms of written questionnaires provided by a company’s secretary in like situations, as well as a written representation and agreement that mirrors the language of the Company requirements set forth in Article II, Section 2(b)(4)(ii) of the Bylaws. Id. at 2.

72. Notably, while the Bylaws also provide that the Company may reasonably request other information of the Nominees in order to, among other things, assess “the eligibility of a proposed nominee to serve as a director of the [Company],” Art. 2 § 2(b)(3), the Company has never requested that the questionnaires or written representations and agreements be supplemented or that additional information be provided. Instead, the Company has relied solely on its form-over-substance objection to the Nomination Notice. As there was no basis for the Company to refuse the Nomination Notice on this—at best—hyper- technical argument, the nominations must now be permitted to be presented at the 2022 Annual Meeting.

COUNT I

(Breach of Contract against the Company)

73. Plaintiff repeats and realleges each of the foregoing paragraphs as if fully set forth herein.

74. Under the Company’s Bylaws, the Company is required to acknowledge and accept nominations for elections of directors when that notice is sent and received by the deadline. See Bylaws, Art. II § 2(a).

75. The Nomination Notice complied with the Company’s Bylaws and is valid notice of Plaintiff’s intent to nominate the Nominees for positions as directors, to be voted upon at the Company’s 2022 Annual Meeting.

76. The Company unjustly and improperly purported to reject the Nomination Notice, in violation of the plain language of the Bylaws and well-established Delaware law and practice. In so acting, the Company is improperly preventing Plaintiff, as beneficial owner and acting through Cede & Co., as record holder, from proceeding with its Nomination Notice (which was sent in good faith and with no material discrepancies). Instead, the Company purported to reject the Nomination Notice for pre-textual reasons to block Plaintiff from presenting alternative Board candidates to the stockholders, consistent with its stockholder rights.

77. By rejecting the Nomination Notice, the Company has violated the express terms of the Bylaws and is depriving Plaintiff of its nominating rights.

78. Alternatively, to the extent that the Company has complied with the plain terms of the Bylaws, those provisions improperly restrict stockholder rights and impose unreasonable conditions on the ability of stockholders to put forth Nominees to the Board and violate public policy. As written and applied by the Company, the Bylaws permit the Company to manipulate a purportedly neutral process to subvert stockholder rights and serve only to entrench the present Board.

79. Plaintiff has no adequate remedy at law.

COUNT II

(Breach of Fiduciary Duty Against the Director Defendants)

80. Plaintiff repeats and realleges each of the foregoing paragraphs as if fully set forth herein.

81. The Director Defendants owe and continue to owe Lee’s stockholders—including Opportunities—the highest duties of care, loyalty, and good faith. These fiduciary duties preclude the Director Defendants from taking any action to favor their own interests ahead of the interests of the Company and its stockholders.

82. In breach of their fiduciary duties, the Director Defendants approved the Questionnaire Notice Requirement in the Bylaws, which place an unreasonable barrier upon stockholders seeking to nominate director candidates by, inter alia, providing (a) that only a stockholder of record may request the Forms; and (b) the Company may take up to ten days to provide the Forms. The Director Defendants also approved the requirements that prevent beneficial owners (and the broader category of Holders, as defined in the Bylaws), from utilizing Cede & Co. to submit nominations when Cede & Co. is the stockholder of record, because Cede & Co., as opposed to beneficial owners, cannot make certain written representations and agreements. These requirements have no rationale or legitimate corporate purpose, and are instead designed to thwart nominations and stymie stockholders from exercising their franchise rights.

83. The Director Defendants further breached their fiduciary duties of loyalty, good faith and care owed to Plaintiff, a stockholder of the Company, by refusing to provide it with the Company’s Forms under the guise that Plaintiff had not complied with the Questionnaire Notice Requirement. The Director Defendants could have directed the corporate Secretary to send the Forms to Plaintiff but did not do so, in the interest of protecting their Board seats.

84. As set forth herein, the Director Defendants further breached their fiduciary duties by wrongfully rejecting the Nomination Notice, in an apparent act to insulate themselves from an election challenge. The Company is unlawfully preventing Plaintiff as a stockholder from proceeding with its Nominating Notice.

85. The Director Defendants are acting unlawfully to entrench the current Board members, and to block Plaintiff from presenting alternative candidates to stockholders, consistent with Plaintiff’s franchise rights.

86. Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff respectfully requests that this Court enter an order as follows:

A. Declaring that the Bylaws, to the extent they require that only a stockholder of record may obtain a copy of the Company’s Forms and that the Company can take up to ten days to provide them, and that the nominating stockholder, who must be a stockholder of record, must also submit with the nomination written representations and agreements, are unenforceable;

B. Finding that the Director Defendants breached their fiduciary duties;

C. Finding that the Director Defendants breached the Company’s Bylaws;

D. If the Bylaws are not declared unenforceable, finding that the Nomination Notice complies with the Bylaws;

E. Declaring that the Nominees are permitted to stand for election at the Company’s 2022 Annual Meeting;

F. Temporarily and permanently enjoining the Company and its Board from taking any actions to prevent Opportunities from exercising its rights under the Company’s Bylaws, including but not limited to enjoining the submission of any slate of nominees at the Company’s next annual meeting of stockholder for the election of directors for the Board that does not contain Opportunities’ Nominees;

G. Awarding Plaintiff its fees, costs, and expenses, including its attorneys’ fees and costs, incurred in connection with this action; and

H. Granting such other and further relief as the Court deems proper.

/s/ Matthew W. Murphy
OF COUNSEL: Adrienne Marie Ward Lori Marks-Esterman OLSHAN FROME WOLOSKY LLP 1325 Avenue of the Americas New York, New York 10019 (212) 451-2300

Richard P. Rollo (#3994)

Matthew W. Murphy (#5938)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

(302) 651-7700

Attorneys for Plaintiff Strategic Investment Opportunities LLC

Dated: December 15, 2021